EXHIBIT 10(u)















                         SOTHEBY'S, INC.

                             BORROWER


                    SOTHEBY'S HOLDINGS, INC.,
                            GUARANTOR


                          COMERICA BANK


                          $20,000,000.00


                    REVOLVING CREDIT AGREEMENT
                  DATED AS OF DECEMBER 31, 1993

   This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                             Page
                                                             ----

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Section 1.  Certain Defined Terms; Accounting Principles  . . . 1

     1.01.  Certain Defined Terms . . . . . . . . . . . . . . . 1
     1.02.  Accounting Principles . . . . . . . . . . . . . . . 8

Section 2.  Loans; Commitment; Etc  . . . . . . . . . . . . . . 8

     2.01.  Loans.  . . . . . . . . . . . . . . . . . . . . . . 8
     2.02.  Changes of Commitment.  . . . . . . . . . . . . . . 9
     2.03.  Commitment Fee. . . . . . . . . . . . . . . . . . . 9
     2.04.  Lending Offices.  . . . . . . . . . . . . . . . . . 9
     2.05.  Letters of Credit . . . . . . . . . . . . . . . . . 9

Section 3.  Borrowings; Prepayments . . . . . . . . . . . . .  10

     3.01.  Borrowings. . . . . . . . . . . . . . . . . . . .  10
     3.02.  Prepayments.  . . . . . . . . . . . . . . . . . .  10

Section 4.  Payments of Principal and Interest; Notes.  . . .  10

     4.01.  Principal.  . . . . . . . . . . . . . . . . . . .  10
     4.02.  Interest. . . . . . . . . . . . . . . . . . . . .  11
     4.03.  Note. . . . . . . . . . . . . . . . . . . . . . .  11

Section 5.  Payments ; Computations; Etc. . . . . . . . . . .  11

     5.01.  Payments. . . . . . . . . . . . . . . . . . . . .  11
     5.02.  Computations. . . . . . . . . . . . . . . . . . .  12
     5.03.  Minimum Amounts of Borrowings and Prepayments.  .  12
     5.04.  Certain Notices.  . . . . . . . . . . . . . . . .  12
     5.05.  Other Rights. . . . . . . . . . . . . . . . . . .  13

Section 6.  Yield Protection; Illegality; Taxes; Etc. . . . .  13

     6.01.  Additional Costs. . . . . . . . . . . . . . . . .  13
     6.02.  Limitation on Types of Loans. . . . . . . . . . .  13
     6.03.  Illegality. . . . . . . . . . . . . . . . . . . .  13
     6.04.  Certain Prepayments Pursuant to Sections 6.01
          and 6.02. . . . . . . . . . . . . . . . . . . . . .  13
     6.05.  Indemnification.  . . . . . . . . . . . . . . . .  13
     6.06.  Taxes.  . . . . . . . . . . . . . . . . . . . . .  13
     6.07.  Refunds.  . . . . . . . . . . . . . . . . . . . .  15

                           (Continued)

Section 7.  Guaranty. . . . . . . . . . . . . . . . . . . . .  15

     7.01.  Guaranty of the Loans.  . . . . . . . . . . . . .  15
     7.02.  Terms of Guaranty . . . . . . . . . . . . . . . .  15
     7.03.  Further Covenants of Holdings Relating to the
            Guaranty. . . . . . . . . . . . . . . . . . . . .  16
     7.04.  Reinstatement.  . . . . . . . . . . . . . . . . .  17
     7.05.  Subrogation.  . . . . . . . . . . . . . . . . . .  17
     7.06.  Remedies. . . . . . . . . . . . . . . . . . . . .  17

Section 8.  Conditions of Lending.  . . . . . . . . . . . . .  17

     8.01.  Initial Borrowing.  . . . . . . . . . . . . . . .  17
     8.02.  Each Loan.  . . . . . . . . . . . . . . . . . . .  18

Section 9.  Representations and Warranties. . . . . . . . . .  18

     9.01.  Representations and Warranties. . . . . . . . . .  18

Section 10.  Affirmative Covenants. . . . . . . . . . . . . .  21

     10.01.  Financial Statements.  . . . . . . . . . . . . .  21
     10.02.  Insurance. . . . . . . . . . . . . . . . . . . .  22
     10.03.  Maintain Business. . . . . . . . . . . . . . . .  22
     10.04.  Taxes and Claims.  . . . . . . . . . . . . . . .  22
     10.05.  Compliance with Laws.  . . . . . . . . . . . . .  23
     10.06.  Notices. . . . . . . . . . . . . . . . . . . . .  23
     10.07.  Payments of Certain Taxes by Holdings. . . . . .  23
     10.08.  Inspection.  . . . . . . . . . . . . . . . . . .  24
     10.09.  Authorizations.  . . . . . . . . . . . . . . . .  24

Section 11.  Negative Covenants.  . . . . . . . . . . . . . .  24

     11.01.  Liens. . . . . . . . . . . . . . . . . . . . . .  24
     11.02.  Merger, Consolidation, Etc.  . . . . . . . . . .  25
     11.03.  Limitation on Indebtedness.  . . . . . . . . . .  25
     11.04.  Times Interest Earned Ratio. . . . . . . . . . .  25
     11.05.  Tangible Net Worth.  . . . . . . . . . . . . . .  25
     11.06.  Disposition of Assets, Etc.  . . . . . . . . . .  25
     11.07.  Compliance with ERISA  . . . . . . . . . . . . .  25
     11.08.  Capital Expenditures.  . . . . . . . . . . . . .  26
     11.09.  Limitation on Negative Covenants.  . . . . . . .  26

Section 12.  Default. . . . . . . . . . . . . . . . . . . . .  27

     12.01.  Events of Default. . . . . . . . . . . . . . . .  27

                           (Continued)

Section 13.  Miscellaneous. . . . . . . . . . . . . . . . . .  30

     13.01.  Amendment and Waiver.  . . . . . . . . . . . . .  30
     13.02.  Notices, Etc.  . . . . . . . . . . . . . . . . .  30
     13.03.  Successors and Assigns.  . . . . . . . . . . . .  30
     13.04.  Survival.  . . . . . . . . . . . . . . . . . . .  30
     13.05.  Execution in Counterparts. . . . . . . . . . . .  30
     13.06.  Governing Law. . . . . . . . . . . . . . . . . .  31
     13.07.  Usury. . . . . . . . . . . . . . . . . . . . . .  31
     13.08.  Participation  . . . . . . . . . . . . . . . . .  31
     13.09.  Submission of Jurisdiction.  . . . . . . . . . .  32
     13.10.  Merger.  . . . . . . . . . . . . . . . . . . . .  32
     13.11.  Extension of Maturity Date.  . . . . . . . . . .  32

Schedule 1 -  List of Subsidiaries of Holdings




Exhibits

Exhibit   A - Form of Promissory Note
Exhibit B-1 - Description of Internal Policies on Client Loans
Exhibit B-2 - Form of Specific Policies on Client Loans
Exhibit C   - Opinion of Counsel
Exhibit D   - Extension Request

               REVOLVING CREDIT AGREEMENT dated as of
                      December 31, 1993 among:

                SOTHEBY'S HOLDINGS, INC., a Michigan
              corporation ("Holdings" or "Guarantor");

              SOTHEBY'S, INC., a New York corporation
                    ("Sotheby's" or "Borrower");


                                and

                           COMERICA BANK



          WHEREAS, the Borrower has requested the Bank to extend credit to the Borrower in order to enable Borrower to borrow and repay and reborrow, at any time and from time to time on or before the Maturity Date (as hereinafter defined), not in excess of $20,000,000 principal amount at any time outstanding, and the Bank is willing to extend such credit to the Borrower upon the terms and conditions hereinafter set forth. The proceeds of the loans are to be used for general corporate purposes of the Borrower. All of the loans to Sotheby's are to be guaranteed by Holdings.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

          Section 1.  Certain Defined Terms; Accounting Principles
                      --------------------------------------------

          1.01.  Certain Defined Terms:  As used herein, the
                 ----------------------
following terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

          "Advance Agreement" shall mean an agreement, legally
           -----------------
enforceable in accordance with its terms, by which a client borrows money from SFS and, in certain cases, secures such borrowing with collateral, pursuant to the Client Loan Program.

          "Affiliate"  shall mean, as to any person, any other
           ---------
person which directly or indirectly controls, or is under common control with, or is controlled by, such person, and, if such other person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by any such member or trust. As used in this definition, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean possession, direct or indirect, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any person which owns directly or indirectly twenty percent (20%) or more of the securities having ordinary voting power for the election of directors or other body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other person (other than as a limited partner of such other person) shall be deemed to control such corporation or partnership. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation or partnership solely by reason of his being an officer, director or partner of such entity and Holdings and its Subsidiaries shall not be deemed to be Affiliates of each other.

          "Agreement"  shall mean this Revolving Credit Agreement,
           ---------
as the same may be amended, supplemented, restated or modified from time to time.

          "Bank"  shall have the meaning set forth in the preamble
           ----
to this Agreement.

          "Borrower" shall have the meaning set forth in the
           --------
preamble to this Agreement.

          "Business Day" shall mean a day which is not a Saturday,
           ------------
Sunday or legal holiday and on which commercial banks are open for business in Detroit, Michigan provided that if such day relates to the determination of the LIBO Rate, such day must be a day on which commercial banks are open for domestic and international business (including dealings in U.S. Dollar deposits) in London, England and Detroit, Michigan.

          "Capital Expenditures" means for any period, the Dollar
           --------------------
amount of gross expenditures (including obligations under Capital Leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred during such period.

          "Capital Lease" means any lease which has been or should
           -------------
be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

          "CD Based Rate" shall have the meaning set forth in the
           -------------
Note in the form of Exhibit A.

          "CD Rate Request Amount" shall have the meaning set forth
           ----------------------
in the Note in the form of Exhibit A.

          "Client Loan Program" shall mean SFS's policy (as set
           -------------------
forth in Exhibits B-1 and B-2 hereto) of making loans to Clients of SFS which are either (i) secured by Collateral of such Clients which has been consigned for sale at auction, (ii) secured by

Collateral of such Clients which remains in the possession of such Clients or SFS, or (iii) unsecured loans made to creditworthy
Clients.

          "Clients" shall mean persons who have entered into an
           -------
Advance Agreement with SFS pursuant to the Client Loan Program.

          "Code" shall mean the Internal Revenue Code of 1986, as
           ----
amended from time to time.

          "Collateral" shall mean real and/or personal property of
           ----------
a type customarily dealt in by Borrower or its Affiliates or, in the case of real property in which Borrower or its Affiliates do not so customarily deal, such real property which has been appraised by a recognized expert in appraising property of such type, which property shall secure an Advance pursuant to the Client Loan Program.

          "Commitment" shall mean $20,000,000, as the same may be
           ----------
terminated or reduced pursuant to Section 2.02.

          "Consolidated Earnings Before Interest and Taxes" for any
           -----------------------------------------------
relevant period shall mean an amount equal to the Earnings Before Interest and Taxes of Holdings and its Subsidiaries, other than York, for such period determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis.

          "Consolidated Tangible Net Worth" shall at any date mean
           -------------------------------

     (a) stockholder equity, as shown on a consolidated balance sheet of Holdings and its Subsidiaries, other than York, prepared as at such date,

     minus the sum of

     (b) the following items, to the extent reflected as an asset in such consolidated balance sheet of Holdings and its Subsidiaries, other than York,

          (i) net intangibles (to the extent not capitalized in the cost of property, plant and equipment), and

          (ii) any surplus resulting from any write-up of assets subsequent to December 31, 1990.

     The foregoing calculation shall be made without reference to, and shall exclude, adjustments for foreign currency translation in accordance with Financial Accounting Standards Board Statement
No.52 (FASB-52).

          "Controlled Group" means any corporation, trade, or
           ----------------
business that is, along with Borrower or Holdings, a member of the same controlled group of corporations or controlled group of trades or businesses, within the meaning of sections 414 (b) or 414 (c) of the Code, as Borrower or Holdings, as applicable.

          "Default" shall mean an Event of Default or an event
           -------
which with notice or lapse of time or both would become an Event of Default.

          "Default Rate" shall have the meaning set forth in the
           ------------
Notes.

          "Dollar", "Dollars" and the sign "$" shall mean lawful
           ------    -------                -
money of the United States of America.

          "Domestic Rate" shall mean, for any day, at the option of
           -------------
the Borrower, either (a) the CD Based Rate on such day, or if such day is not a Business Day, on the next preceding Business Day, (b) the Prime Based Rate, or (c) the Money Market Based Rate.

          "Earnings Before Interest and Taxes" for any person and
           ----------------------------------
for any relevant period shall mean the sum of (a) earnings before income taxes and extraordinary credits, as shown on an income statement of such person prepared for such period and (b) Interest Expenses, as shown on such income statement.

          "ERISA" shall mean the Employee Retirement Income
           -----
Security Act of 1974, as amended from time to time.

          "Eurodollar Interest Period" shall have the meaning given
           --------------------------
such term in the Note in the form of Exhibit A hereto.

          "Eurodollar Rate Request Amount" shall have the meaning
           ------------------------------
given such term in the Note in the form of Exhibit A hereto.

          "EuroLoans" shall mean Loans made to Borrower which bear
           ---------
interest at a rate based upon the LIBO Rate.

          "Event of Default" shall have the meaning set forth in
           ----------------
Section 12.

          "Governmental Authority" shall mean the United States of
           ----------------------
America, or any other nation or principality having jurisdiction over the Borrower or Holdings, any state or other political subdivision thereof, and any entity thereof exercising executive, legislative, judicial, regulatory or administrative functions.

          "Guaranteed Obligations" shall have the meaning set forth
           ----------------------
in Section 7.01.

          "Hereunder", "hereby", "herein", "hereof" and the like
           ---------    ------    ------    ------
shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

          "Holdings" shall have the meaning set forth in the
           --------
preamble to this Agreement.

          "Indebtedness" means, in each case, determined in
           ------------
accordance with generally accepted accounting principles, (a) all debt, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred debt for the payment of the purchase price of property or assets purchased, (c) all guarantees, endorsements (other than guarantees and endorsements in the ordinary course of business, including without limitation guarantees by the Borrower to its consignors of a minimum price in connection with the sale of property), assumptions and letters of credit in respect of, or to purchase or to otherwise acquire, debt of others (other than Holdings or its Subsidiaries), (d) all debt secured by any Lien existing on property owned by Holdings or any of its Subsidiaries subject to such Lien, whether or not debt secured thereby shall have been assumed, and (e) the principal value of all rental payments required to be made by Holdings or any of its Subsidiaries as lessee, under Capital Leases having terms (including options to renew or extend any term, whether or not exercised) of more than one year.

          "Interest Expense" for any person and for any relevant
           ----------------
period shall mean with respect to all Indebtedness of such person an amount equal to the sum of all interest payments for such period.

          "Interest Period" shall mean any of the Interest Periods,
           ---------------
as defined in the Notes.

          "Letters of Credit" shall have the meaning set forth in
           -----------------
Section 2.05.

          "Letter of Credit Agreement" shall mean with respect to
           --------------------------
each Letter of Credit the application and related documentation satisfactory to Bank.

          "Letter of Credit Reserve" shall mean as of any date of
           ------------------------
determination, an amount equal to the sum of (a) the aggregate outstanding principal amount of all drafts and other demands for payment under Letters of Credit issued hereunder which have been honored by Bank and with respect to which the Borrower has not satisfied its reimbursement obligation and (b) the aggregate undrawn principal amount of all Letters of Credit issued by Bank for the account of the Borrower which are then outstanding under and pursuant to this Agreement.

          "Lease"  shall have the meaning set forth in Section
           -----
11.09.

          "LIBO Rate" shall have the meaning set forth in the Note
           ---------
in the form of Exhibit A hereto.

          "Lien" shall mean any mortgage, lien, pledge, charge,
           ----
conditional sale, title retention agreement, financing lease or other security interest, encumbrance or right of others.

          "Loan Documents" shall mean this Agreement, the Note or
           --------------
any other document delivered in connection herewith or therewith.

          "Loans" shall have the meaning set forth in Section 2.01.
           -----
For all purposes of this Agreement, all Loans made by the Bank on any day shall be deemed to be a single Loan hereunder, except that Loans of different types, or of the same type but having Interest Periods of different durations or made from Loans of another type on the same day shall be deemed to be separate Loans for all purposes of this Agreement.

          "Maturity Date" shall mean December 31, 1994.
           -------------

          "Money Market Based Rate" shall have the meaning given
           -----------------------
such term in the Note in the form of Exhibit A hereto.

          "Multiemployer Plan" means a multiemployer plan, as such
           ------------------
term is defined in Section 4001(a)(3) of ERISA, to which Borrower or Holdings or any other member of the Controlled Group is, or during the preceding five years has been, obligated to contribute.

          "Note" shall mean the promissory note of the Borrower
           ----
provided for by Section 4.03.

          "PBGC" means the Pension Benefit Guaranty Corporation and
           ----
any entity succeeding to any or all of its functions under ERISA.

          "Person" shall mean any individual, partnership,
           ------
corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Pension Plan" means a pension plan, as such term is
           ------------
defined in section 3 (2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which Borrower, Holdings or any other member of the Controlled Group may have any liability.

          "Premises" shall have the meaning set forth in Section
           --------
11.09.

          "Prime Based Rate" shall have the meaning set forth in
           ----------------
the Note in the form of Exhibit A hereto.

          "Principal Office" shall mean the principal office of the
           ----------------
Bank.

          "Project Corporation" shall have the meaning set forth in
           -------------------
Section 11.09.

          "Quarterly Dates" shall mean the first day of each
           ---------------
January, April, July and October, the first of which shall be April 1, 1994 (on which date accrued interest for the period commencing on the date of the initial borrowing and ending on March 31, 1994 shall be payable), provided that, if any such date is not a Business Day, the relevant Quarterly Date shall be the next succeeding Business Day.

          "Responsible Officer" shall mean either of the Borrower's
           -------------------
or Holding's Chief Executive Officer or Chief Financial Officer.

          "SFS" shall mean Sotheby's Financial Services, Inc.
           ---

          "Sotheby's" shall have the meaning set forth in the
           ---------
preamble to this Agreement.

          "Subsidiary or Subsidiaries" shall mean any corporation
           --------------------------
or corporations at least a majority of the securities of which having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by Holdings or any Subsidiary of Holdings.

          "Taxes" shall have the meaning set forth in Section
           -----
6.06(a).

          "York" shall mean York Avenue Development, Inc., a New
           ----
York corporation.

          1.02.  Accounting Principles.  All accounting terms not
                 ---------------------
specifically defined herein shall be construed in accordance with generally accepted accounting principles applicable in the United States of America and, unless otherwise expressly provided for herein, all calculations shall be made in accordance with such principles.

          Section 2.  Loans; Commitment; Etc.
                      ----------------------

          2.01.  Loans.  The Bank agrees, on the terms of this
                 -----
Agreement, to make loans (individually, a "Loan" and, collectively, the "Loans") to the Borrower during the period from the date hereof to but not including the Maturity Date, in a principal amount at any one time outstanding not exceeding the Bank's Commitment, as such amount may be increased or decreased or as such Commitment may be terminated or reduced; provided, however, in no event shall the sum of the aggregate principal amount of Loans outstanding at any one time and the Letter of Credit Reserve exceed the Bank's Commitment, as such Commitment may be increased or decreased or as such Commitment may be terminated or reduced. Subject to the terms of this Agreement, during such period Borrower may borrow, repay, prepay (as provided in Section 3.02) and reborrow hereunder.


          2.02.  Changes of Commitment. Borrower shall have the
                 ---------------------
right to terminate or reduce the Commitment at any time or from time to time; provided that (i) Borrower shall give notice of each such termination or reduction to the Bank as provided in Section 5.04, (ii) each partial reduction shall be in an amount at least equal to $500,000 and (iii) no such reduction or termination shall reduce the Bank's commitment to an amount less than the Letter of Credit Reserve; and provided, further, that to the extent that the sum of the amount of the Loans then outstanding and the Letter of Credit Reserve exceeds the amount of the Bank's Commitment as then reduced, any such termination or reduction shall be accompanied by prepayment of the Loans in the amount of such excess, together with accrued interest in the amount so prepaid to the date of such prepayment and any indemnification payment required pursuant to the Note or Section 6. Each notice shall specify the date when the reduction or termination shall be effective and, in the case of a reduction, the aggregate amount of such reduction. Borrower shall have no right to rescind any termination or reduction pursuant to this Section 2.02 or to restore the previous obligations of the Bank to lend a greater amount.

          2.03.  Commitment Fee.  In consideration of the
                 --------------
commitment of the Bank to lend pursuant to this Agreement, Borrower will pay to the Bank a commitment fee at the rate of .25% per annum (computed on the basis of a year of 360 days including the first day but excluding the last day) on an amount equal to the average daily undrawn portion of the Bank's Commitment calculated for the period from the date hereof and ending on the Maturity Date or date of the termination of this Agreement. The commitment fee shall be payable to the Bank on each Quarterly Date (commencing February 1,
1994) in arrears for the three month period ending on the date before such Quarterly Date. The February 1, 1994 payment will be calculated for the period from the date hereof and ending January 31, 1994. For purposes of determining the commitment fee, outstanding Letters of Credit shall be considered usage of the Bank's Commitment.

          2.04.  Lending Offices.  The Loans shall be made and
                 ---------------
maintained at the Bank's Principal Office.

          2.05.  Letters of Credit.  In addition to Loans under the
                 -----------------
Note to be provided to Company by Bank under and pursuant to

Section 2.01 of this Agreement, Bank may issue, or commit to issue, from time to time, standby letters of credit for the account of the Borrower (herein individually called a "Letter of Credit" and collectively "Letters of Credit"); provided, however that the sum of the aggregate amount of Loans outstanding under the Note plus the Letter of Credit Reserve shall not exceed Twenty Million Dollars ($20,000,000) at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the earlier to occur of (i) one year from the date of its issuance and (ii) the Maturity Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of the applicable Letter of Credit Agreement and the form of any such letter of credit must be acceptable to Bank. The Borrower shall pay to Bank annually in advance a commission as agreed to by Bank and the Borrower with respect to each Letter of Credit and such other fees and expenses as are customarily charged by Bank in connection therewith, which fees and expenses shall be payable at such times as Bank may require.

          Section 3.  Borrowings; Prepayments
                      -----------------------

          3.01.  Borrowings.  The Borrower shall give the Bank
                 ----------
telephonic notice (to be promptly confirmed in writing) of the Borrower's intention to borrow from the Bank under Section 2.01, which notice shall be given as provided in Section 5.04. On the date specified by Borrower for each borrowing hereunder, the Bank shall, subject to the terms and conditions of this Agreement, make available to the Borrower the amount of the Loan to be made by the Bank to Borrower by Federal wire transfer to an account designated by the Borrower or by depositing in immediately available funds the proceeds thereof, in the general deposit account of Borrower, which account shall be maintained at the Principal Office.

          3.02.  Prepayments.  Unless otherwise provided in the
                 -----------
Note, the Borrower shall have the right to prepay Loans, without premium, upon two (2) Business Days' notice (and upon notice prior to 1:00 p.m. on the day of such prepayment of Prime Based Rate Loans) specifying the amounts to be repaid and the date on which such prepayment is to be made, at any time and from time to time in whole or in part, subject to the payment of all interest and any penalties and charges specified in this Agreement, which relate to such prepaid Loan or portion of a Loan; provided, however, if any prepayment of any EuroLoan or CD Based Rate Loan shall result in an outstanding principal balance of such Loan such that the Bank shall be required to fund less than $500,000 of such Loan, such prepayment shall not be made unless such Loan is paid in full.

          Section 4.  Payments of Principal and Interest; Notes.
                      -----------------------------------------

          4.01.  Principal.  Borrower hereby promises to pay to the
                 ---------
Bank in full the principal amount of the Loans made by the Bank to

Borrower on the terms set forth in the Note provided that, when a new Loan is to be made by the Bank on a date Borrower is to repay any principal of an outstanding Loan, the Bank shall apply the proceeds thereof to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be repaid and the amount of the Loan shall be made available by the Bank to the Borrower as provided in Section 3.01 or paid by the Borrower to the Bank pursuant to this Section 4.01, as the case may be.

          4.02.  Interest.  Borrower hereby promises to pay to the
                 --------
Bank interest on the unpaid principal amount of each Loan made by the Bank to Borrower at the rates and on the terms set forth in the Note.

          4.03.  Note.  (a) Loans ma0de by the Bank to Borrower and
                 ----
the obligation to repay such Loans, shall be evidenced by a single promissory note of Borrower issued to the Bank, substantially in the form of Exhibit A, dated the date of the initial borrowing payable to the order of the Bank in a principal amount of up to the Bank's Commitment as originally in effect and otherwise duly completed.


          (b) The Bank may, and is hereby authorized by the Borrower to endorse on the grid on the last page of each Note held by the Bank (or elsewhere on the Bank's books and records) an appropriate notation evidencing the date and amount of each borrowing hereunder, as well as the date and amount of each payment and prepayment by the Borrower with respect thereto, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Bank's failure to make notations upon the Note as permitted hereby (or elsewhere in the Bank's books and records) shall not affect the validity of the obligation of the Borrower to repay the unpaid principal of the Loans with interest thereon as provided herein and therein.

          Section 5.  Payments ; Computations; Etc.
                      -----------------------------

          5.01.  Payments.   All payments under this Agreement and
                 --------
the Note shall be made in Dollars in immediately available funds at the Principal Office not later than 11:00 a.m. New York City time on the day such payments are due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Bank may (but shall not be obligated
to) debit any or all accounts of Borrower with the Bank the amount of any such payment which is not made by such time. Borrower shall, at the time of making each payment under this Agreement or the Note, specify to the Bank the principal or other amount payable by Borrower under this Agreement or the Note to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or an Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion). If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          5.02.  Computations.  Interest on Loans shall be computed
                 ------------
as provided in the Note. Commitment fees hereunder shall be computed as provided in Section 2.03.

          5.03.  Minimum Amounts of Borrowings and Prepayments.
                 ---------------------------------------------
Except for borrowings and prepayments which exhaust the full remaining amount of the Bank's Commitment (in the case of borrowings) or result in the prepayment of all Loans of a particular type (in the case of prepayments) or prepayments made pursuant to Section 3.02 or prepayments made pursuant to the Note or Section 6, (i) each borrowing of a Loan (other than a Loan based upon the Prime Based Rate) and each optional prepayment of principal of a Loan (other than a Loan based upon the Prime Based
Rate) shall be in an aggregate amount for such Loan at least equal to $500,000, or such greater amount in integral multiples of $50,000 and (ii) each Loan based upon the Prime Based Rate and each optional prepayment of principal of a Loan based upon the Prime Based Rate shall be in an amount at least equal to $100,000 or such greater amount in integral multiples of $10,000; provided, however, if any prepayment of any EuroLoan or CD Based Rate Loan shall result in an outstanding principal balance of such Loan such that the Bank shall be required to fund less than $500,000 of such Loan, such prepayment shall not be made unless such Loan is prepaid in full.

          5.04.  Certain Notices.  Borrower shall give notice to
                 ---------------
the Bank of terminations or reductions of the Bank's Commitment pursuant to Section 2.02 and Borrower shall give notice to the Bank of borrowings of the Loans, pursuant to Section 3.01, which notices may be made by telephone and confirmed in writing, shall be irrevocable, and shall be effective only if received by the Bank not later than 11:00 a.m. (1:00 p.m. in the case of Prime Based Rate Loans) New York City time, (i) three (3) Business Days (in the case of any transaction involving a LIBO Based Rate Loan or a CD Based Rate Loan) prior to the date of the related termination, reduction or borrowing or (ii) on the date of the related termination, reduction or borrowing (in the case of any transaction involving a Prime Based Rate Loan or Money Market Based Rate Loan). Each such notice of reduction shall specify the amount thereof. Each such notice of borrowing shall specify the duration of the Interest Periods, the type of Loan or Loans and the amount or amounts thereof (subject to Section 5.03) to be borrowed, the date of borrowing (which shall be a Business Day) and the type of interest rate applicable thereto. Each such notice of the duration of the Interest Period shall specify the Loan to which such Interest Period is to relate.

          5.05.  Other Rights.  In addition to (and without
                 ------------
limitation of) any right of set-off, bankers' lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option whenever an Event of Default has occurred and is continuing, to offset balances held by it for the account of the Borrower or Holdings at any of its offices against any amount payable by Borrower or Holdings hereunder which is not paid when due, in which case it shall promptly notify Borrower or Holdings, as applicable, thereof, provided, however, that its failure to give such notice shall not affect the validity thereof.

          Section 6.  Yield Protection; Illegality; Taxes; Etc.
                      -----------------------------------------

          6.01.  Additional Costs.  Borrower shall pay the Bank
                 ----------------
such additional amount necessary to compensate the Bank for increased costs as provided in the Note. Any claim by the Bank for additional amounts shall be accompanied by a certificate from the Bank setting forth the calculations by which such additional costs were determined, which certificate shall be presumptive evidence of such additional costs absent manifest error.

          6.02.  Limitation on Types of Loans.  Borrowings
                 ----------------------------
of any type of Loan shall be subject to availability as provided in the Note.

          6.03.  Illegality.  Notwithstanding any other provision
                 ----------
of this Agreement, in the event that it becomes unlawful for the Bank to (i) honor its obligation to make EuroLoans of any type hereunder, or (ii) maintain EuroLoans of any type hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make EuroLoans of such type hereunder shall be suspended and the Bank may take such other action set forth in the Note until such time as the Bank may again make and maintain EuroLoans of such type, and the Bank's outstanding EuroLoans of such type shall be prepaid, or converted into Domestic Rate Loans, in accordance with Section 6.04.

          6.04.  Certain Prepayments Pursuant to Sections 6.01 and
                 -------------------------------------------------
6.02.  If EuroLoans are to be prepaid pursuant to the Note and
- ----
Section 3.02, such Loans shall be prepaid as provided in the Note.

          6.05.  Indemnification.  Borrower shall indemnify the
                 ---------------
Bank as provided in the Note.

          6.06.  Taxes.  (a) The Borrower covenants and agrees
                 -----
that, whether or not any Loans are made or Letters of Credit issued by the Bank hereunder:

          (i) all payments on account of the principal of and interest on the Loans and Note, and all other amounts payable by such Borrower hereunder, under the Note or under the Letter of Credit Agreements, to or for the account of the Bank including, without limitation, amounts payable under clause (ii) of this
Section 6.06(a), shall be made without any set-off or counterclaim and free and clear of and without reduction by reason of, all present and future income, stamp, registration and other taxes and levies, deductions, charges, compulsory loans and withholdings whatsoever (other than franchise and other taxes imposed on the overall net income of the Bank), and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by any country or any political subdivision or taxing authority thereof or therein or by any federation or association of or with which any country may be a member or associated or by any jurisdiction from which any payment hereunder, in connection with Letters of Credit or under such Note is made or any taxing authority thereof or therein, on or in respect of this Agreement, such Loans, such Note, the Letters of Credit, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premiums, charges, fees or other amounts made on, under or in respect of any thereof (hereinafter called "Taxes"), all of which will be paid by Borrower, for its own account, prior to the date on which penalties attach thereto;

     (ii) Borrower shall indemnify the Bank against, and reimburse the Bank on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and reasonable legal fees and disbursements, which the Bank may incur at any time arising out of or in connection with any failure of Borrower to make any payments of Taxes when due;

     (iii) in the event that Borrower is required by applicable law, decree or regulation to deduct or withhold Taxes from any amounts payable on, under or in respect to this Agreement, the Loans, the Note, or the Letter of Credit Agreements, Borrower shall pay to the Bank, such additional amount (s) as may be required, after the deduction or withholding of Taxes, to enable the Bank to receive from Borrower an amount equal to the amount stated to be payable by Borrower to the Bank under this Agreement, the Letters of Credit Agreements or the Note;

     (iv) Borrower shall furnish to the Bank the official tax receipts in respect of each payment of Taxes required under this
Section 6.06(a) within thirty (30) days after the date such payment is due pursuant to applicable law, and Borrower shall promptly furnish to the Bank, at the Bank's request, any other information, documents and receipts that the Bank may, from time to time, require to establish to its reasonable satisfaction that full and timely payment has been made of all Taxes required to be paid under this Section 6.06(a); and

     (v) in the event that the payments by Borrower become exempt from or not subject to Taxes Borrower will, upon the reasonable request of the Bank, furnish to the Bank either a certificate from each appropriate taxing authority or an opinion of counsel reasonably acceptable to the Bank, in either case stating that payments hereunder are exempt from or not subject to Taxes.

          (b)  The obligations of Borrower pursuant to this Section
6.06 shall survive repayment of the Loans.

          6.07.  Refunds.  If, after receiving payment or
                 -------
reimbursement from the Borrower for any additional costs or taxes or indemnification for any loss as set forth in the Note, the Bank, for its own account, receives a refund or otherwise receives money from any person (other than Borrower, or other persons which become participants or assignees pursuant to Section 13.08), specifically referencing such costs, taxes or indemnification and in reimbursement thereof, which reduces such costs, loss or taxes to the Bank, the Bank shall refund the amount so received from Borrower, up to the amount of such payment or reimbursement.

          Section 7.  Guaranty.
                      --------

          7.01.  Guaranty of the Loans.  Holdings hereby
                 ---------------------
guarantees, absolutely and unconditionally, to the Bank the full and prompt payment of principal, interest, and all other charges and sums payable hereunder (including, without limitation, additional costs, penalties and all other amounts payable under this Agreement) of Borrower and all obligations of the Borrower arising in connection with the Letters of Credit and any Letter of Credit Agreements (the obligations guaranteed hereunder herein collectively called the "Guaranteed Obligations"), when and as the same shall become due and payable, by acceleration or otherwise. Holdings hereby covenants and agrees to and with the Bank that if an Event of Default shall have occurred (and be continuing), Holdings shall forthwith make, or cause to be made, all payments to the Bank required under this Agreement under the Letter of Credit Agreements, and any arrears thereof, and will forthwith pay to the Bank all costs that may arise in consequence of such Event of Default, including, without limitation, reasonable attorneys' fees and disbursements incurred in connection with any such Event of Default or the enforcement of this guaranty or any other provision of the Agreement.

          7.02.  Terms of Guaranty.  Holdings agrees as follows:
                 -----------------

          (a) this guaranty is an absolute and unconditional guaranty of payment (and not of collection);

          (b) this guaranty shall be enforceable against Holdings, without the necessity of giving any notice of non-payment or default under this Agreement or the Letter of Credit Agreements or the giving of any notice of acceptance of this guaranty or the giving of any other notice or demand to which Holdings might otherwise be entitled, all of which Holdings hereby expressly waives;

          (c) Holdings hereby expressly agrees that the validity of this guaranty and the obligations of Holdings hereunder shall in no way be terminated, affected, diminished or impaired by reason of
(i) the assertion against Borrower of, or the failure to assert against Borrower, any of the rights or remedies reserved to the Bank pursuant to the terms, covenants and conditions of this Agreement or the Letter of Credit Agreements or (ii) any provisions of this Agreement or the Letter of Credit Agreements not being legal or enforceable. In addition to, and not in limitation of, the immediately preceding sentence, Holdings agrees that it shall not be necessary as a condition to enforcing this guaranty against Holdings that a suit be first instituted against Borrower or that any rights or remedies against Borrower be first exhausted, it being understood and agreed that the liability of Holdings hereunder shall be primary, direct and in all respects unconditional subject to no right of set-off against the Bank;

          (d) this guaranty shall be a continuing guaranty, and the liability of Holdings hereunder shall in no way be affected, modified or diminished by reason of (i) any assignment, renewal, modification, amendment or extension of this Agreement or the Letter of Credit Agreements, (ii) any modification or waiver of or change in any of the terms, covenants and conditions of this Agreement or the Letter of Credit Agreements, (iii) any extension of time that may be granted to Borrower, (iv) any consent, release, indulgence or other action, inaction or omission under or in respect of the Agreement, (v) any compromise, or release, by operation of law or otherwise, of any rights against Borrower, (vi) any dealings or transactions or other matter or thing occurring between the Bank and Borrower, or (vii) any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship or similar proceeding affecting Borrower, whether or not notice thereof is given to Holdings;

          (e) this guaranty shall survive for as long as any of the obligations of Borrower hereunder or under the Letter of Credit Agreements shall exist.

          7.03.  Further Covenants of Holdings Relating to the
                 ---------------------------------------------
Guaranty.  Holdings covenants and agrees that (i) whenever at any
- --------
time, or from time to time, Holdings, shall make any payment to the Bank on account of the liability of Holdings hereunder, Holdings will notify the Bank in writing that such payment is for such purpose, and (ii) in any action or proceeding brought on, under or by virtue of this guaranty, Holdings shall and does hereby waive trial by jury.

          7.04.  Reinstatement.  The obligations of Holdings, under
                 -------------
this Section 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower is rescinded or must be otherwise restored by the Bank whether as a result of any proceedings in bankruptcy or reorganization or otherwise and Holdings agrees that it will reimburse the Bank on demand for all reasonable costs and expenses (including, without limitation, fees and disbursements of counsel) incurred by the Bank in connection with such rescission or restoration.

          7.05.  Subrogation.  Holdings hereby agrees that until
                 -----------
the payment and satisfaction in full of all Guaranteed Obligations and the termination of the Commitment of the Bank hereunder it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in this Section 7, whether by subrogation or otherwise, against Borrower.

          7.06.  Remedies.  Holdings, agrees that, as between
                 --------
Holdings and the Bank, the obligations of Borrower under this Agreement and the Note hereunder may be declared to be forthwith due and payable as provided in Section 12 for purposes hereof notwithstanding any stay, injunction or other prohibition preventing such declaration as against Borrower and that, in the event of such declaration, such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by Holdings for purposes of this Section 7.

          Section 8.  Conditions of Lending.
                      ---------------------

          8.01.  Initial Borrowing.  The obligation of the Bank to
                 -----------------
make the initial borrowing to Borrower or issue the initial Letter of Credit is subject to the fulfillment to the satisfaction of the Bank of each of the following conditions immediately prior to or contemporaneously with such borrowing:

          (i)  Signatures.  Holdings and Borrower shall have
               ----------
certified to the Bank the name and signature of each officer of such party authorized to execute and deliver this Agreement and, in the case of Borrower, its Note and to effect borrowings and other transactions hereunder and thereunder. The Bank may conclusively rely on each such certification until it shall have received notice to the contrary in writing from Holdings or Borrower, respectively.

          (ii)  Proof of Corporate Action.  The Bank shall have
                -------------------------
received a certified copy of all corporate action taken by Holdings and Borrower to authorize the execution, delivery and performance of this Agreement and, in the case of Borrower, its Note and any borrowings and other transactions hereunder and thereunder, and such other papers as the Bank or counsel to the Bank shall reasonably require.

          (iii)  Note.  The Bank shall have received the Note, in
                 ----
the form of Exhibit A, of Borrower which Note shall have been duly executed and which shall constitute the valid and legally binding obligations of Borrower, legally enforceable in accordance with its terms.

          (iv)  Opinion of Counsel to Borrower.  The Bank shall
                ------------------------------
have received an opinion of counsel to Holdings and Borrower, dated the date of the initial borrowing and in form attached hereto as Exhibit C.


          (v)  Financial Statements.  The Bank shall have received
               --------------------
from Holdings audited consolidated financial statements for the 1992 fiscal year of Holdings and its Subsidiaries.

          (vi)  Other Matters Satisfactory.  All legal matters
                --------------------------
incident to the transactions hereby contemplated shall be satisfactory to the Bank and its counsel.

          8.02.  Each Loan.  The obligation of the Bank to make any
                 ---------
Loan hereunder (including the initial borrowing) to Borrower or issue any Letter of Credit is subject to the additional conditions precedent that (i) the Bank shall have received a notice of borrowing pursuant to Section 3.01, (ii) no Default shall have occurred and be continuing on the date of, and after giving effect to, such borrowing, and (iii) the representations of the Borrower and Holdings in Section 9 shall be true and correct on and as of such date with the same force and effect as if made on and as of such date, and Borrower shall be deemed to have so certified to the Bank.


          Section 9.  Representations and Warranties.
                      ------------------------------

          9.01.  Representations and Warranties.  Holdings and
                 ------------------------------
Borrower hereby jointly and severally represent and warrant to the Bank that:

          (a) Schedule 1 correctly sets forth the name of each Subsidiary of Holdings, its jurisdiction of incorporation, the name of its immediate parent or parents and the percentage of each class of its issued and outstanding capital stock owned by Holdings and any Subsidiary of Holdings, respectively, if any; the corporations listed on Schedule 1 are the only Subsidiaries of Holdings as of the date of this Agreement; and Holdings and each of its Subsidiaries are duly incorporated and organized and validly existing under the laws of the jurisdiction in which they are incorporated, in good standing therein, and duly qualified to transact business in all places where such qualification is necessary or advisable;

          (b) the execution, delivery and performance by Holdings and Borrower of this Agreement, and the Note (in the case of Borrower) to which they are parties, are within their respective corporate powers, have been duly authorized by all necessary corporate action and will not violate any provision of law or of the articles of incorporation or by-laws of Holdings or Borrower or result in the breach or constitute a default under or require any consent under any indenture or other agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries or their respective properties may be bound or affected, or cause any of such properties to become subject to any Lien; this Agreement constitutes the legal, valid and binding obligation of Holdings and Borrower; and the Note constitutes the legal, valid and binding obligations of Borrower, each of which is enforceable against the parties thereto, in accordance with their respective terms;

          (c) the audited consolidated and consolidating financial statement of Holdings and its Subsidiaries for the fiscal year ended December 31, 1992 and certified by independent public accountants selected by Holdings fairly present the financial condition of Holdings and its Subsidiaries at the date of such statements and the results of their respective operations for the periods ended on said dates all in conformity with generally accepted accounting principles consistently applied; and since the date of such financial statements, there has been no material adverse change in the business, condition or prospects, financial or otherwise, of Holdings and its Subsidiaries taken as a whole;

          (d) there are no suits, investigations or proceedings pending or, to the best of their knowledge, threatened, against or affecting Holdings or its Subsidiaries which, if adversely determined, would in the aggregate have a material adverse effect on the financial condition, business or prospects of Holdings and its Subsidiaries taken as a whole;

          (e) Holdings and its Subsidiaries have good record and marketable title in fee simple to, or valid and subsisting leasehold interests in, all their respective real properties, and good title to all their respective other properties, reflected on the financial statements of Holdings and its Subsidiaries, referred to in paragraph (c) above, except for property disposed of in the ordinary course of business, and none of such properties or documents of title relating to such properties are subject to any Lien, except Liens for taxes not yet due and Liens which will not materially interfere with the occupation, use, marketability and enjoyment of Holdings and its Subsidiaries of such properties and assets in the normal course of business of Holdings and its Subsidiaries taken as a whole;

          (f) Holdings and its Subsidiaries have filed all tax returns required to be filed and paid all taxes due or assessed indicated thereon, including interest and penalties, except for taxes which are being contested in good faith and by appropriate proceedings, and for which Holdings and its Subsidiaries have made adequate reserves on the books of Holdings and its Subsidiaries;

          (g) during the preceding twelve (12) consecutive-month period, no formal action has been taken to terminate any Pension Plan (other than a standard termination as defined in section 4041(b) of ERISA for which a commitment to make sufficient is not required), and no contribution failure has occurred with respect to any Pension Plan which (i) is sufficient to give rise to a lien under section 302(f) of ERISA on any assets of the Borrowers or
(ii) when combined with past due required contributions to all other Pension Plans at that time, exceeds $5,000,000. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in civil or criminal liability, fine or penalty to any Governmental Authority or any participant or beneficiary in excess of $1,000,000. Neither the Borrower nor any member of the Controlled Group has incurred or reasonably expects to incur withdrawal liability to Multiemployer Plans in an aggregate amount exceeding $5,000,000, and the Borrower and all members of the Controlled Group would not become subject to any liability in excess of $5,000,000 if the Borrower and all members of the Controlled Group were to withdraw completely from all Multiemployer Plans as of the date hereof. No action has been taken with respect to a Pension Plan which could result in the requirement that Borrower or any other member of the Controlled Group furnish a bond or other security to the PBGC or such Pension Plan;

     (h) Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and the purposes for which the Loan will be used will not be prohibited by or otherwise violate Regulation U;

          (i) the conduct by Holdings and its Subsidiaries of their respective businesses as they are presently operated does not violate any material provision of law or rule or regulation of any Governmental Authority in a manner which when taken together with all other such violations, could have a materially adverse effect upon the financial position or results of operations of Holdings and its Subsidiaries taken as a whole; and Holdings and its Subsidiaries have attained all material consents and approvals of Governmental Authorities required to conduct their respective businesses as they are presently operated and such consents and approvals are final and not subject to review upon appeal or under any pending or threatened adverse proceeding;

          (j) the outstanding stock of Holdings and its Subsidiaries has been duly issued and is fully paid and nonassessable;

          (k) no event has occurred or failed to occur which has not been remedied, cured or waived, the occurrence or non-occurrence of which constitutes, or which with the giving of notice or the passage of time or both would constitute, (i) an Event of Default under this Agreement or (ii) a default under any other agreement material to the business of Holdings and its Subsidiaries taken as a whole to which Holdings or any of such Subsidiaries is a party or by which Holdings or any of such Subsidiaries or any of their respective properties may be bound; and

          (l) to the best of their knowledge, all written information provided by Holdings and its Subsidiaries to the Bank in connection with this Agreement, and/or the Loans is complete and correct in all material respects.


          Section 10.  Affirmative Covenants.  Holdings (and, where
                       ---------------------
applicable, Borrower) agrees that so long as any commitment, amount or Letter of Credit shall be outstanding hereunder:

          10.01.  Financial Statements.  It will furnish the Bank:
                  --------------------

          (a) within ninety (90) days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries at the end of such fiscal year, the related financial statements of income and operations and changes in financial position and of shareholder's equity for such year, all prepared in accordance with generally accepted accounting principles audited by and with the opinion of independent public accountants reasonably satisfactory to the Bank;

          (b) within sixty (60) days after the end of the first, second and third quarter of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries at the end of such quarters and the related statements of income for such periods, all prepared in accordance with generally accepted accounting principles and certified by the chief financial officer of Holdings;

          (c) within ninety (90) days after the end of each fiscal year, a certificate signed by a Responsible Officer of Holdings stating whether or not Holdings is in compliance with subsections
11.01, 11.03, 11.04, 11.05, 11.06, 11.07 and 11.08; and

          (d) promptly following request therefor, such further information regarding the business affairs and financial condition of Holdings and its Subsidiaries as the Bank may reasonably require.

     The statements to be submitted pursuant to clauses (a) and (b) of this subsection 10.01 shall be accompanied by a certificate signed by a Responsible Officer of Holdings stating that (i) the consolidated statements accompanying such certificate are correct and complete and fairly present the financial condi0tion and results of operation of Holdings and its Subsidiaries at the end of such year or quarterly period, as the case may be, all in conformity with generally accepted accounting principles consistently applied and accounting practices standard for the business of Holdings and its Subsidiaries, and (ii) such Responsible Officer has no knowledge, except as specifically stated, of an Event of Default
(or event which with notice or the passage of time, or both, would constitute an Event of Default). The financial statements to be furnished pursuant to clause (a) above shall be accompanied by a statement of said public accountants certifying the same to the effect that no Event of Default (or event which with notice or the passage of time, or both, would constitute an Event of Default) arising by virtue of a breach of any of the covenants contained in subsections 10.04, 11.03, 11.04, 11.05 and 11.07 was discovered to have occurred and to be continuing or, if such an event was so discovered, stating the nature thereof. The Bank and its agents and representatives shall use their respective best efforts in the ordinary course of business to keep the information provided hereunder confidential and shall use their respective best efforts in the ordinary course of business to prevent the disclosure of such information to any person (other than the Bank's accountants, auditors, other persons which may become participants pursuant to
Section 13.08 or legal counsel), without obtaining the prior written consent of Holdings (which consent shall not be unreasonably withheld).

          10.02.  Insurance.  It shall, and shall cause each of its
                  ---------
Subsidiaries to, maintain in respect of its assets and the assets of its Subsidiaries, insurance in such amounts and against such risks as is generally maintained by companies operating similar businesses in the same general area. All insurance policies hereunder shall be maintained with sound and reputable insurance carriers of national reputation.

          10.03.  Maintain Business.  Except as provided in Section
                  -----------------
11.02 hereof, it shall, and shall cause each of its Subsidiaries (other than York) to, continue to engage in the same type of business as it is presently engaged in, and preserve (i) the corporate existence and good standing of itself and of Borrower and
(ii) all its material rights, privileges and franchises necessary and desirable in the normal conduct of its business.

          10.04.  Taxes and Claims.  It shall, and shall cause each
                  ----------------
of its Subsidiaries to pay and discharge (i) all taxes, assessments and government charges or levies imposed on it or its income or profits or any of its properties prior to the date in which penalties attach thereto and (ii) all lawful claims which, if unpaid, might cause a lien or charge to be created against any of its properties, except any such tax, assessment, charge or levy the payment of which is being contested in good faith by appropriate proceedings and for which it has made adequate reserves on its books.

          10.05.  Compliance with Laws.  It shall, and shall cause
                  --------------------
each of its Subsidiaries to, comply with the requirements of all applicable laws (including ERISA), regulations and orders of any Governmental Authority, a violation of which would materially affect the business or financial condition of Holdings and its Subsidiaries taken as a whole except any such law, regulation or order which is being contested by Holdings or any Subsidiary in good faith by appropriate proceedings, provided however, that such contest will not cause material harm to any Subsidiary if Holdings or such Subsidiary shall fail to prevail in such contest.

          10.06.  Notices.  It shall furnish to the Bank a copy of
                  -------
all forms and reports filed by it with the Securities and Exchange Commission and, promptly after knowledge thereof shall have come to the attention of any Responsible Officer, written notice of (i) any threatened or pending litigation or arbitral or governmental or administrative proceeding against Holdings or any of its Subsidiaries which would materially and adversely affect the business and property of Holdings and its Subsidiaries taken as a whole, (ii) the occurrence of any material default by Holdings or any of its Subsidiaries under any other material agreement to which Holdings or any of its Subsidiaries is a party and (iii) any Event of Default (or event which with notice or the passage of time or both would constitute an Event of Default) together with a statement by a Responsible Officer describing the action, if any, which Holdings proposes to take with respect thereto and (iv) any material change in SFS's operating procedures relating to the Client Loan Program.

          10.07.  Payments of Certain Taxes by Holdings.  Whether
                  -------------------------------------
or not the Loans shall be consummated, it shall, within fifteen
(15) days after the Bank's demand therefor, pay, and save the Bank harmless against, any and all liability with respect to amounts payable as a result of (i) any taxes (other than franchise and income taxes relating solely to interest payments, fees and premiums hereunder and payments made to the Bank under Section 6.05) imposed which may be determined to be payable in connection with the execution or enforcement of the Note, this Agreement or any other document executed in connection therewith or herewith, or the acquisition by or delivery to the Bank of the Note, this Agreement or any other document executed in connection therewith or herewith, or any modification, amendment or alteration, of the terms or provisions of the Note, this Agreement or any other document executed in connection therewith or herewith, (ii) any interest or penalties resulting from any delays in paying any of such liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Holdings hereunder. The obligations of Holdings under this Section 10.07 shall survive the payment of the Note.

          10.08.  Inspection.  It shall give, and shall cause each
                  ----------
of its Subsidiaries to give, upon the request of the Bank, any representative of the Bank access during normal business hours to inspect, and permit such representative to inspect, all properties
belonging to it.   The Bank and representatives shall use their
respective best efforts in the ordinary course of its business to keep the information acquired pursuant to this Section 10.08 confidential and shall use their respective best efforts in the ordinary course of business to prevent the disclosure of such information to any person (other than the Bank's accountants, auditors, other persons which may become participants pursuant to
Section 13.08 or legal counsel hereunder), without obtaining the prior written consent of Holdings (which consent shall not be unreasonably withheld).

          10.09.  Authorizations.  It shall, and shall cause each
                  --------------
of its Subsidiaries to obtain at any time and from time to time (and, once obtained, to maintain) all material authorizations, licenses, consents or approvals as shall now or hereafter be necessary or desirable in the reasonable opinion of the Bank under applicable law or regulation in connection with the making and performance of this Agreement and the Note by the Borrower or Holdings, as applicable, and will promptly furnish a copy thereof to the Bank.

          Section 11.  Negative Covenants.  Except as set forth in
                       ------------------
Section 11.09, Holdings (and where applicable, Borrower) agrees that so long as any commitment, amount or Letter of Credit shall be outstanding hereunder:

          11.01.  Liens.  Neither Holdings nor any of its
                  -----
Subsidiaries will create or permit to exist any Lien (including any charge upon assets purchased under conditional sales or other title retention agreements) upon any of the assets of Holdings and its Subsidiaries whether now owned or hereafter acquired; provided, however, that this restriction shall not apply to or prevent the creation or existence of (i) upon notice to the Bank, liens in favor of the Bank on any such assets; (ii) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (iii) other liens, incidental to the conduct of its business or the ownership of its assets, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of the business of Holdings and its Subsidiaries taken as a whole; and (iv) Liens secured by accounts receivable, such accounts receivable not to exceed $25,000,000 in the aggregate.

          11.02.  Merger, Consolidation, Etc.  Neither Holdings nor
                  --------------------------
any of its Subsidiaries will merge or consolidate with any other corporation, except that (i) any Subsidiary may merge or consolidate with, or liquidate into, Holdings (provided that Holdings shall be the continuing or surviving corporation) or with any one or more other Subsidiaries, and (ii) Holdings and/or any of its Subsidiaries may change their state of incorporation to another state in the United States of America, except Louisiana.

          11.03.  Limitation on Indebtedness.  Neither Holdings nor
                  --------------------------
any of its Subsidiaries shall create incur, assume or suffer to exist any Indebtedness in excess of 200% of Consolidated Tangible Net Worth; provided, however, that Indebtedness which is subordinated to the Loans and is acceptable to the Bank shall not be deemed to be Indebtedness under this Section 11.03.

          11.04.  Times Interest Earned Ratio.  Holdings will not
                  ---------------------------
permit Consolidated Earnings Before Interest and Taxes with respect to any four consecutive quarters to be less than the product of 2.0 times Interest Expense for such four consecutive quarters.

          11.05.  Tangible Net Worth.  On and after December 31,
                  ------------------
1990, Holdings will not at the end of any fiscal quarter permit Consolidated Tangible Net Worth to be less than an amount equal to the sum of (a) $110,000,000 and (b) $10,000,000 times the number of years which have elapsed since December 31, 1990, as of the December 31 immediately preceding the date of determination of such amount (unless the date of determination is December 31 in which case such December shall be used to determine the number of years which have elapsed).

          11.06.  Disposition of Assets, Etc.  Holdings shall at
                  ---------------------------
all times hold, directly or indirectly, 100% of the capital stock of each of the Subsidiaries, except Acquavella Modern Art, Parke & Co. Limited, Parke & Co. Investments Limited and Lexbourne Limited and except that Borrower may dispose of the capital stock of York pursuant to any pledge agreement permitted by Section 11.09.

          11.07.  Compliance with ERISA.  Holdings will not, and
                  ---------------------
will not permit any other member of the Controlled Group or any other party to (a) terminate any Pension Plan (other than a standard termination as defined in section 4041(b) of ERISA for which a commitment to make sufficient is not required, (b) fail to make a required contribution to any Pension Plan (i) if such failure would be sufficient to give rise to a lien under section 302(f) of ERISA on any assets of the Borrower or Holdings or (ii) which, when combined with past due required contributions to all other Pension Plans at that time, would exceed $5,000,000, (c) take any action with respect to a Pension Plan which could result in the requirement that Borrower or Holdings or any other member of the Controlled Group furnish a bond or other security to the PBGC or such Pension Plan, (d) take any action with respect to any Pension

Plan which could reasonably be expected to result in the incurrence by Borrower or Holdings of any civil or criminal liability, fine or penalty to any Governmental Authority or any participant or beneficiary in excess of $1,000,000 or (e) completely or partially withdraw from one or more Multiemployer Plans where the aggregate amount of the outstanding withdrawal liability incurred with respect to all Multiemployer Plans could reasonably be expected to exceed $5,000,000.

          11.08.  Capital Expenditures.  Holdings will not permit
                  --------------------
the aggregate capital expenditures of Holdings and its Subsidiaries to exceed $30,000,000 in any fiscal year.

          11.09.  Limitation on Negative Covenants.
                  --------------------------------
Notwithstanding any of the foregoing provisions of this Section 11, Borrower and York may take any and all actions necessary or desirable to develop the premises located at 1334 York Avenue , Borough of Manhattan, New York City, New York (the "Premises") in any manner whatsoever (including, specifically, exclusively and with limitation, in the case of Borrower only) as follows: (a) Borrower may (i) exchange its current lease of the Premises (the "Lease") for an office condominium in the Premises, provided that Borrower pays no additional consideration for such condominium (other than annual common area maintenance fees which shall not be in excess of $1,031,000 as adjusted for inflation) and the space covered by such condominium is at least as large as the space covered by the Lease, (ii) pledge or mortgage the capital stock, assets and/or income of York and may allow such pledge or mortgage to be exercised or foreclosed by the pledgee or mortgagee thereof,
(iii) may give a nonrecourse guaranty in favor of a corporation formed in connection with the development and financing of the Premises (the "Project Corporation"), provided that the liability of Borrower on such guaranty is limited to the stock of York, (iv) subordinate the Lease to any mortgages, provided that a nondisturbance agreement, reasonably satisfactory to the Bank, shall have been entered into, and/or place a lien on the Lease in a form reasonably satisfactory to the Bank, (v) grant easements allowing access to its premises provided such easements do not materially interfere with the conduct of Borrower's business, (vi) indemnify York and the Project Corporation for all liability directly incurred by York or the Project Corporation as result of
(a) the failure by Borrower to complete renovations of Borrower's portion of the Premises and the completion of such renovations by York and/or the Project Corporation, and (b) any uninsured personal injury or property damage suffered by York or the Project Corporation or any employee or contractor of York or the Project Corporation which is caused by Borrower or any contractor hired by Borrower to complete such renovation and (vii) authorize York and/or the Project Corporation to enter into and perform its obligations with respect to the Premises, provided neither Holdings nor any Subsidiary, other than York, incurs any liability with respect thereto other than as provided in this Section 11.09, and

(b) whether or not permitted pursuant to Section 11, York may take any and all actions necessary or desirable, including, without limitation, exercising options, borrowing funds, developing property and constructing structures, granting liens, making loans, giving guarantees and indemnities, paying fees and purchasing and selling property including, without limitation, all or any portion of the Premises (or any interest therein) to develop, construct, market and sell the Premises (or any portion thereof or interest therein in the case of any sale) provided, however, that the maximum liability of Holdings and its Subsidiaries, other than York being incurred in connection with the Premises, is limited to the Lease and the equity of York held by Borrower.

          Section 12.  Default.
                       -------

          12.01.  Events of Default.  If any one or more of the
                  -----------------
following events (each of which shall be an "Event of Default") shall occur while any Commitment or amount is outstanding:

          (a) Borrower shall fail to pay to the Bank any principal amount, interest, fee or other sum when due hereunder or under any Letter of Credit Agreement; or

          (b) any material representation or warranty made or deemed to have been made by Borrower or Holdings herein or in any statement or certificate furnished by or on behalf of Borrower or Holdings in connection with this Agreement or any Letter of Credit Agreement shall prove to have been incorrect, in any material respect, when made or deemed to have been made; or

          (c) Holdings (or, where applicable, Borrower) shall fail to observe any of the agreements contained in Sections 10.02, 10.03, 10.05, 10.06, 10.07, 10.08 and Section 11, and, except for
Sections 11.03, 11.04, 11.05 and 11.08, such failure shall continue unremedied for a period of ten (10) consecutive days from the date on which Holdings knows or should have known of such failure; or

          (d) Borrower or Holdings shall fail to observe any other material agreement contained in this Agreement or any Letter of Credit Agreement and such failure shall continue unremedied for a period of thirty (30) consecutive days from the date on which Borrower or Holdings knows or should have known of such failure, or in any case where such observance cannot with due diligence be completed within a thirty (30) day period, if Borrower or Holdings shall not commence within said thirty (30) day period and thereafter diligently prosecute to completion all action required to remedy the same within a period not to exceed 180 days; or

          (e) Borrower or Holdings shall default on any payment of principal or interest due and owing on any other obligation for borrowed money greater than $2,000,000 beyond any period of grace provided with respect thereto, or default in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, which default (either monetary or otherwise) results in the acceleration of such indebtedness; or

          (f) a judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall have been rendered against Borrower or Holdings, and the same shall have remained unsatisfied and in effect, without stay of execution, for any period of sixty (60) consecutive days; or

          (g) Borrower or Holdings shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator or liquidator of itself or of all or a substantial portion of its property, (ii) admit in writing its inability, or be generally unable or deemed unable under any applicable law (as the same may be amended from time to time), to pay its debts as such debts become due or otherwise becomes or is deemed to be insolvent, (iii) make a general assignment for the benefit of its creditors or composition or arrangement with said creditors (or any class of such creditors), (iv) place itself or allow itself to be placed, voluntarily or involuntarily, under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or (v) take any corporate action for the purpose of effecting any of the foregoing; or

          (h) a proceeding or case shall be commenced in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debts, of Borrower or Holdings, (ii) the appointment of a trustee, receiver, custodian, liquidator, administrator or the like of Borrower or Holdings or of all or a substantial portion of its assets, (iii) similar relief in respect of Borrower or Holdings under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, without the consent of Borrower or Holdings, as applicable, and such proceeding or case shall continue undismissed for a period of one hundred and twenty (120) days, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days, or an order for relief or other legal instrument of similar effect against Borrower or Holdings shall be entered in an involuntary case under such law and shall continue for sixty (60) days ; or

          (i) all or a substantial portion of the property of Borrower or Holdings shall have been condemned, seized or otherwise appropriated, or custody or control of such property shall have been assumed by any court or governmental agency of competent jurisdiction, and such property shall have been retained for a period of thirty (30) consecutive days; or

          (j) the institution of any formal action by Borrower or Holdings or any other person to terminate a Pension Plan if as a result of such termination Borrower or Holdings could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000; a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA on any assets of Borrower or Holdings; or Borrower or Holdings or other member of the Controlled Group receives notice from the sponsor of a Multiemployer Plan that (i) it has completely or partially withdrawn from one or more Multiemployer Plans and the aggregate amount of the outstanding withdrawal liability incurred with respect to all Multiemployer Plans could reasonably be expected to exceed $5,000,000 or (ii) such Multiemployer Plan has or will be commencing a proceeding to collect contributions from Borrower or Holdings or any member of the Controlled Group in an amount in excess of $5,000,000; or an action with respect to any Pension Plan occurs which could reasonably be expected to result in the incurrence by Borrower or Holdings of any civil or criminal liability, fine or penalty to any Governmental Authority or any participant or beneficiary in excess of $1,000,000.

Borrower shall pay interest at the Default Rate while such Event of Default exists and the Bank may, other than upon the occurrence of an event described in clause (g) or (h) above, by notice to Borrower, cancel the Loans and the Commitment and/or declare the full unpaid principal amount outstanding hereunder and under the Letter of Credit Agreements, accrued interest hereunder (including interest payable at the Default Rate) and all other sums, penalties and charges owing hereunder and under the Letter of Credit Agreements (including, but not limited to, Section 6) to be immediately due and payable, whereupon such amounts shall be immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower. In the case of the occurrence of an event referred to in clause (g) or (h) above, the Loans and the Commitment of the Bank shall be automatically canceled and the full unpaid principal amount outstanding hereunder and under the Letter of Credit Agreements, accrued interest hereunder and under the Letter of Credit Agreements(including interest payable at the Default Rate) and all other sums, penalties and charges owing hereunder (including but not limited to Section 6) shall automatically become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence of any Event of Default, the Borrower shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

          Section 13.  Miscellaneous.
                       -------------

          13.01.  Amendment and Waiver.  No amendment, modification
                  --------------------
or waiver of any provision of the Loan Documents, nor consent to any departure by Borrower or Holdings therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower and Holdings, as applicable.

          13.02.  Notices, Etc.  Except as otherwise provided
                  ------------
herein, notices, approvals and other communications required hereunder or under any Loan Document shall be in writing and shall be given to the Bank and the Borrower or Holdings, as applicable, by ordinary mail, telex or addressed to:

          The Borrower or Holdings:

          c/o  Sotheby's Service Corp.
          301 Merritt 7
          Norwalk, CT 06851
          Attention:  Kevin A. Bousquette
          Facsimile:  (203) 847-4606

          The Bank:

          Comerica Bank
          One Detroit Center
          500 Woodward Avenue
          Detroit, MI 48226
          Attention:  Michigan Corporate Division
          Facsimile:  (313) 567-3727

Notices, approvals and other communications to the Bank, the Borrower and Holdings shall be effective upon receipt.

          13.03.  Successors and Assigns.  Subject to Section
                  ----------------------
13.08, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that neither Borrower nor Holdings may assign its rights or obligations hereunder or, in the case of Borrower, under the Note or any Letter of Credit Agreement without the prior consent of the Bank. Any assignment of this Agreement to any person shall also be deemed to be an assignment of the Note to such person.

          13.04.  Survival.  All representations and warranties
                  --------
made herein shall survive the making of the Loans hereunder.

          13.05.  Execution in Counterparts.  This Agreement may be
                  -------------------------
executed in one or more counterparts, each of which, when executed and delivered, shall be an original and all of which together shall constitute one and the same instrument.

          13.06.  Governing Law.  This Agreement shall be deemed to
                  -------------
have been made under the internal laws in effect in the State of New York without giving effect to principles of choice of law, and shall be governed by, and construed and enforced in accordance with, such laws; provided that the foregoing is not intended to limit the maximum rate of interest which may be charged or collected by the Bank hereunder if, under the laws applicable to it, the Bank may charge or collect such interest at a higher rate than is permissible under such laws of the State of New York.

          13.07.  Usury.  Anything herein to the contrary
                  -----
notwithstanding, the obligations of the Borrower and Holdings under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Bank would be contrary to provisions of law applicable to the Bank which limits the maximum rate of interest which may be charged or collected by the Bank.

          13.08.  Participation, Etc.  This Agreement shall be
                  ------------------
binding upon, and shall inure to the benefit of, the Borrower, Holdings, the Bank and their respective successors and assigns, except that the Borrower and Holdings may not assign or transfer their respective rights or obligations hereunder. Provided no costs are incurred by the Borrower solely as a result of such assignment or participation, the Bank may assign (in an amount not less than $5,000,000), or sell participation in, all or any part of any Loan to another bank (that must have a Moody's bond rating of BBB or better), in which event (a) in the case of an assignment upon notice thereof by the Bank to Borrower and Holdings, the assignee shall have to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were a Bank hereunder; and (b) in the case of a participation, the participant shall have no rights under the Loan Documents and all amounts payable by the Borrower under Section 3 shall be determined as if the Bank has not sold such participation. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant,
(ii) the reduction of the principal amount outstanding hereunder or
(iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any information concerning the Borrower or Holdings in the possession of the Bank from time to time to assignees and participants (including prospective or otherwise) which agree in writing to maintain the confidentiality of such information which is non-public.

          13.09.  Submission of Jurisdiction.  Each of Borrower and
                  --------------------------
Holdings hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

          13.10.  Merger.  Unless otherwise specified in any
                  ------
document, this Agreement and the other documents referred to herein constitute the sole agreement between the Borrower, Holdings and the Bank with respect to the Loans hereunder.

          13.11.  Extension of Maturity Date.
                  --------------------------
Provided that no Default shall have occurred and be continuing, the Borrower may annually request an extension of the Maturity Date then in effect by submitting to the Bank a written request, by May 15 of the applicable year, containing the information in respect of such extension specified in Exhibit D (the "Extension Request"); the Bank shall notify the Borrower of its approval or rejection of the extension of the Maturity Date requested in such Extension Request by July 1, of the applicable year. If the Bank shall approve in writing the extension of the Maturity Date requested in such Extension Request by July 1, the Maturity Date shall automatically and without any further action by any Person be extended for a maximum of one additional year. If, by July 1 of the applicable year, the Bank has not approved in writing the extension of the Maturity Date requested in such Extension Request, the Maturity Date shall0not be extended pursuant to such Extension Request.

     IN WITNESS WHEREOF, the parties hereto have caused this REVOLVING CREDIT AGREEMENT to be duly executed on the 31st day of December, 1993.


                                   SOTHEBY'S HOLDINGS, INC.



                                   By: /s/
                                      ---------------------------



                                   SOTHEBY'S, INC.



                                   By: /s/
                                      ---------------------------



                                   COMERICA BANK



                                   By: /s/
                                      ---------------------------